SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a)

OF THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. ____)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check the appropriate box:

[   ]

Preliminary Proxy Statement

[   ]

Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[   ]

Definitive Proxy Statement

[X]

Definitive Additional Materials

[   ]

Soliciting Material Pursuant to §240.14a-12

MIDWEST AIR GROUP, INC.
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]

No fee required.

[   ]

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction
computed pursuant to Exchange Act Rule 0-11
(Set forth the amount on which the filing fee is calculated
and state how it was determined):
(4)	Proposed maximum aggregate of transaction:
(5)	Total fee paid:

[   ]

Fee paid previously with preliminary materials.

[   ]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

Midwest Air Group, Inc.

6744 South Howell Avenue

Oak Creek, Wisconsin 53154

414-570-4000

www.midwestairlines.com

Traded: AMEX (MEH)

Media Inquiries: Carol Skornicka, 414-570-3980 (o), 414-303-6516 (c) or Carol.Skornicka@midwestairlines.com

Analyst/Investor Inquiries: Dennis O’Reilly, 414-570-3954 (o) or Dennis.O’Reilly@midwestairlines.com

FOR IMMEDIATE RELEASE

June 4, 2007

MIDWEST COMMENTS ON REPORTS FROM PROXY ADVISORY SERVICES

Milwaukee, Wisconsin, June 4, 2007 – Midwest Air Group, Inc. (AMEX: MEH), parent company of Midwest Airlines, today commented on reports issued by two proxy advisory services – Institutional Shareholder Services Inc. (ISS) and Glass Lewis & Co. – regarding Midwest’s Annual Meeting of Shareholders, scheduled for June 14, 2007.

“With all due respect for those organizations, we strongly disagree with their recommendations,” said Timothy E. Hoeksema, chairman and chief executive officer. “The Midwest Air Group Board of Directors is fully committed to creating long-term value for Midwest shareholders, while AirTran’s primary goal is to engage in an opportunistic transaction.”

Hoeksema pointed out that the ISS recommendation did not in any way endorse AirTran’s plan over Midwest’s long-term strategic plan, but rather indicated that in its view an alternate slate of directors would offer value by bringing a diversity of viewpoints to the boardroom. Further, Hoeksema indicated that the Glass Lewis advisory recommended that shareholders support only two of the three directors on the AirTran slate.

“The Midwest board believes that Midwest’s comprehensive long-term strategic plan is the best way to deliver long-term value to Midwest shareholders” said Hoeksema. “The board fully supports the numerous strategic initiatives the company is undertaking, in particular its recent announcements of a far-ranging codeshare partnership with Northwest Airlines and the introduction of a dual-seating option on all Midwest Airlines flights.”

Hoeksema asked Midwest shareholders to carefully evaluate the merits of Midwest’s long-term strategic plan before making their decision regarding the director candidates. “Midwest’s incumbent directors have a deep understanding of the company and the potential of its strategic plan, and have proven their commitment to fulfilling their fiduciary obligations.”

The Midwest Air Group Board of Directors unanimously recommends that its shareholders VOTE FOR THE MIDWEST SLATE of John F. Bergstrom, James R. Boris and Frederick P. Stratton, Jr. for re-election to the board of directors on the WHITE proxy card.

- MORE -

Midwest Airlines features jet service throughout the United States, including Milwaukee’s most daily nonstop flights and best schedule to major destinations. Catering to business travelers and discerning leisure travelers, the airline earned its reputation as “The best care in the air” by providing passengers with impeccable service and onboard amenities at competitive fares. Both Skyway Airlines, Inc. – a wholly owned subsidiary of Midwest Airlines – and SkyWest Airlines, Inc. operate as Midwest Connect and offer service to and connections through Midwest Airlines’ hubs. Together, the airlines offer service to 51 cities. More information is available at http://www.midwestairlines.com.

This news release contains forward-looking statements about the results expected under the company’s strategic plan and that otherwise may state the company’s or management’s intentions, hopes, beliefs, expectations or predictions for the future. Words such as “projecting,” “expect,” “anticipate,” “believe,” “estimate,” “goal,” “plan,” “objective” or similar words are intended to identify forward-looking statements. It is important to note that the company’s actual results could differ materially from the projected results contained in these forward-looking statements. Factors that may cause such a difference to occur include, but are not limited to, fees and expenses incurred in connection with AirTran’s unsolicited exchange offer and the risk factors described in “Item 1A. Risk Factors” in the company’s “Annual Report on Form 10-K” for the year ended December 31, 2006.

Important Additional Information

Midwest has filed a definitive proxy statement on Schedule 14A (the “2007 Proxy Statement”) with the Securities and Exchange Commission (“SEC”) in connection with its Board of Directors’ solicitation of proxies to vote in favor of the slate of directors nominated by the Board of Directors and to vote on any other matters that properly come before the 2007 Annual Meeting of Shareholders, or any adjournment or postponement thereof. On May 16, 2007, Midwest began the process of mailing the 2007 Proxy Statement and a WHITE proxy card to each Midwest shareholder entitled to vote at the Annual Meeting. Midwest has engaged MacKenzie Partners, Inc. (“MacKenzie”) to assist it in soliciting proxies from its shareholders. Midwest has agreed to pay customary compensation to MacKenzie for such services and to indemnify MacKenzie and certain related persons against certain liabilities relating to or arising out of the engagement. Directors, officers and employees of Midwest may solicit proxies, although no additional compensation will be paid to directors, officers or employees for such services.

Midwest has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) and amendments thereto regarding AirTran’s exchange offer that contain information regarding members of the Board of Directors’ and members of management’s potential interests in the exchange offer. Information regarding securities ownership by the Board of Directors and certain members of management as of March 26, 2007 is contained in the 2007 Proxy Statement. Midwest shareholders should read the Schedule 14D-9 and the 2007 Proxy Statement (including any amendments or supplements to such documents) because these documents contain (or will contain) important information. The 2007 Proxy Statement, the Schedule 14D-9 and other public filings made by Midwest with the SEC are available without charge from the SEC’s Web site at sec.gov and from Midwest at midwestairlines.com.

###